Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Names Former Best Buy President of US Retail to Board of Directors

Mike Keskey, an Architect of Best Buy’s Greatest Growth Phase, Joins Board to Guide Company Through National Franchise and Supply-Chain Expansion

PHOENIX (August 6, 2020) – Item 9 Labs Corp. (OTC: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis operator that produces award-winning products, announced today the naming of Mike (Mic) Keskey, retired former President of US Retail for Best Buy Co., Inc. (NYSE: BBY), to their Board of Directors as Co-Chairman, effective immediately. With this, Director Doug Bowden will become Co-Chairman.

Keskey, who directed Best Buy’s massive store growth in the 1990s and early 2000s, brings a lifetime of business achievements to the fast-growing Arizona-based Company. In his 16 years with the big-box retailer, Keskey advanced from store manager to President of US Retail for Best Buy, helping create a plethora of well-received standard operating procedures (SOPs) so successful he later saw them being taught to his school-aged children.

Keskey recognized the need for SOPs early-on and created defined processes across every area of the retail business — inspiring Best Buy department leaders from merchandising to marketing and supply chain to product development to follow suit. His accomplishments also include changing Best Buy’s sales tactics from commission to non-commission — disrupting the entire industry — recognizing that most hardware sold at the time were now commodities with low profit margins.

Keskey’s efforts reduced shrink by 70% while decreasing employee turnover, producing a more seasoned staff that could better serve customers in stores that had been re-designed based on his team’s customer psychographic studies. Further, he turned electronic accessories and consumer warranties each into $5+ billion business segments. Keskey’s achievements laid the foundation for Best Buy to open 80 stores a year. During his executive tenure, Best Buy’s stock increased 11 times.

“Mic’s track record of building well-defined processes that allow for fast-moving, national retail scale is unwavering,” Andrew Bowden, Item 9 Labs CEO, said. “His strategic oversight will be a tremendous asset to the future of Item 9 Labs.”

After retiring in 2004 from Best Buy, Keskey spent a decade as a dedicated father, coaching sports teams until both his children left for college. Through connections in the cannabis industry, Keskey met Bowden and learned that the young marijuana company was primed for growth.

“Item 9 Labs has created an unbelievably popular Arizona, high-end brand that everyone wants,” Keskey said. “To create such a brand so fast is an exceptional achievement, especially while maintaining such a high product quality. Given where the cannabis industry lifecycle is, the revenue growth possibilities are eminently huge, especially being the first franchisor with a brand that’s doing it right.”

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTC: INLB) is a vertically integrated multi-state cannabis operator headquartered in Arizona. The Company creates best-in-class products and canna-business solutions designed to help people become the best versions of themselves. With an award-winning CPG brand and nationally recognized application team, Item 9 Labs improves the cannabis experience while providing transparency, consistency, and well-being for those relying on them. For additional information, please visit: item9labscorp.com.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: INLB@haydenir.com